Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 7, 2008, with respect to the balance sheet of Premier Exhibitions, Inc. as of February 29, 2008 and the related statements of operations, shareholder’s equity and cash flows for each of the years in the two year period ended February 29, 2008 and the effectiveness of internal control over financial reporting as of February 29, 2008.

/s/ Kempisty & Company CPAs PC
Kempisty & Company
Certified Public Accountants, P.C. New York, New York

August 12, 2009